Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-1198
(877) 281-6642 (toll free)

BAUSCH HEALTH ANNOUNCES CFO SUCCESSION PLAN

Sam Eldessouky Will Succeed Paul S. Herendeen as Chief Financial Officer, Effective June 1, 2021

Herendeen Will Remain at Bausch Health as Advisor to the Chairman and CEO

LAVAL, Quebec, March 11, 2021 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company”) today announced that Chief Financial Officer (CFO) Paul S. Herendeen will be appointed to the newly created role of Advisor to the chairman and chief executive officer (CEO) of Bausch Health, effective June 1, 2021. Mr. Herendeen will be succeeded as CFO by Sam Eldessouky, senior vice president, controller and chief accounting officer of Bausch Health. Mr. Herendeen will remain an executive vice president (EVP) and Section 16 officer of Bausch Health.

“Since joining the Company in 2016, Paul has had a profound impact on Bausch Health,” said Joseph C. Papa, chairman and CEO, Bausch Health. “When Paul began his tenure as CFO, the Company faced significant operating and financial challenges, the most pressing of which was a daunting amount of debt, much of which was maturing near-term. His disciplined financial approach and strong operational focus were invaluable to the Company as he developed and executed a plan to reduce our debt and extend the length of our maturities, giving the businesses freedom to operate. I am grateful to Paul for all of his contributions as CFO, and I look forward to continuing to work with him in his new role.”

“It has been an honor to lead such a talented team at Bausch Health, particularly during the last year in which my colleagues displayed tremendous resilience as we navigated the unprecedented issues and challenges arising from the COVID-19 pandemic,” said Mr. Herendeen. “As I transition to a less operational, more strategic role at Bausch Health, I am delighted that Sam Eldessouky will assume the role of CFO. Together we accomplished a lot over these past four years, and I am confident there is no one better suited to serve as the next CFO of Bausch Health than Sam.”

Sam Eldessouky Will Become Executive Vice President and Chief Financial Officer of Bausch Health

Effective June 1, 2021, Mr. Eldessouky will assume the role of CFO and join the Company’s executive committee. He will report directly to Mr. Papa.

“I am pleased to announce the promotion of Sam Eldessouky to chief financial officer of Bausch Health and welcome him to the executive team,” said Mr. Papa. “Sam has been a leading force in executing the planned spinoff of our eye health business with his unique wealth of knowledge having successfully spun out several companies in a prior position. Additionally, over the past five years, his deep financial knowledge and strategic vision have helped to establish efficient and effective global financial policies at Bausch Health. As we look toward the future of our organization, I am confident that Sam’s expertise and insights will play a crucial role in unlocking long-term value for our shareholders.”

“It is an exciting time at Bausch Health, and I am very enthusiastic for the opportunity to contribute to the company’s future success,” said Mr. Eldessouky. “I would like to thank Paul for establishing a strong finance function at Bausch Health, and I’m proud to lead the finance organization as we work to separate into two successful, independent companies.”

Mr. Eldessouky joined Bausch Health in 2016 as senior vice president and corporate controller. In his current role, he is responsible for overseeing the global controllership functions, including financial reporting, regional finance and global policies. Previously, he served as senior vice president, controller and chief accounting officer for Tyco International plc. During his tenure at Tyco, Mr. Eldessouky led the efforts to redesign the controller’s organization and the implementation of Enterprise Performance Management framework, and he played a significant role in the wholesale turnaround of Tyco’s business. He also played a key role in executing the spinoffs of Covidien and Tyco Electronics in 2006 and ADT NA and Flow Control in 2012. Prior to that, Mr. Eldessouky spent ten years at PricewaterhouseCoopers (PwC), where he held several roles of increasing responsibility and served in PwC’s National Office providing technical accounting guidance on complex accounting matters.

Mr. Eldessouky holds a Bachelor of Science in Accountancy from Ain Shams University and a master’s degree in Accounting and Finance from the University of Liverpool. He is a Certified Public Accountant and Chartered Global Management Accountant. He served as a member of the Board of Trustees of Financial Executives Research Foundation and Financial Executives International. Additionally, Mr. Eldessouky served as a member of the Global Preparers Forum, an external advisory body to the International Accounting Standards Board, from 2007 to 2013.

A successor for Mr. Eldessouky in his current role as senior vice president, controller and chief accounting officer is under review by leadership and is expected to be announced shortly.

Update on Planned Spinoff of Bausch Health’s Leading Eye Health Business

As previously announced, Bausch Health intends to spin off its leading eye health business, Bausch + Lomb, into an independent publicly traded company. The Company has continued to make progress on its plans to expedite the spinoff and will announce executive leadership when it reports its first-quarter 2021 financials in early May.

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.

Forward-looking Statements

This news release may contain forward-looking statements, which may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in

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the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in Bausch Health’s most recent annual report on Form 10-K and detailed from time to time in Bausch Health’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, and the fear of that pandemic and its potential effects, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on Bausch Health, including but not limited to its project development timelines, and costs (which may increase). Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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